Filed Pursuant to Rule 424(b)/(5)
File No.:  333-168891

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 29, 2010)

PUDA COAL, INC.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering and selling              shares of our common stock at a price of $     per share.

Our common stock is traded on the NYSE Amex under the symbol “PUDA”.  On December 3, 2010, the last reported sale price of our common stock was $15.41 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

The underwriters have an option to purchase up to an additional            shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotment shares, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to the purchasers on or about December   , 2010.

Joint Bookrunning Managers

Macquarie Capital	Brean Murray, Carret & Co.

The date of this prospectus supplement is December    , 2010

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus and any amendments to such accompanying prospectus. This prospectus supplement provides supplemental information regarding the Company, updates and changes information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering.  We incorporate by reference important information into this prospectus supplement and the accompanying prospectus.  You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Documents Incorporated by Reference.”  You should carefully read both this prospectus supplement and the accompanying prospectus, as well as additional information described under “Documents Incorporated by Reference,” before deciding to invest in shares of our common stock.  If the information in, or incorporated by reference in, this prospectus supplement conflicts with information in the accompanying prospectus or a document incorporated by reference herein or therein, the information in, or incorporated by reference in, this prospectus supplement shall control. All references in this prospectus supplement to “Puda,” “the Company,” “we,” “us” or “our” mean Puda Coal, Inc. and its subsidiaries, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not reply on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of the documents incorporated by reference, as applicable. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus supplement, in the section entitled “Risk Factors” in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and include:

•	our dependence on distributions from our subsidiaries to meet our financial obligations;

•	our successful execution of our strategy of growth through coal mine acquisitions;

•	fluctuations in raw material prices, which we may not be able to pass on cost increases to customers;

•	downturns in the economy that may reduce demand for our product;

•	the continuing performance and renewal of Shanxi Coal’s coal sales agreements;

•	increases in transportation costs;

•	our ability to meet quality specifications required by our customers;

•	our ability to procure raw coal stock for our coal washing business;

•	increased competition that could reduce our sales, earnings and profitability;

•	our dependence on key persons, the loss of any of whom could adversely affect our operations;

•	our ability to pay off the obligations secured by the lien held by a company controlled by the Zhaos to which our assets are subject;

•	the possibility of entering into various transactions that could increase the amount of our outstanding debt, which will adversely impact our capital structure;

•	the evolving state of the Chinese economy, political, legislative and regulatory systems, including any changes in the interpretations of existing laws and the enactment of new laws;

•	unanticipated costs because of the unpredictability of the Chinese legal system;

•	our ability to remain in compliance with all applicable regulations;

•	the ability of our shareholders to commence a legal action against our company as we have no assets in the United States and our directors and officers who are not located in China;

•	our ability to obtain operating capital, move funds out of China and pay dividends in light of China’s currency restrictions;

•	currency fluctuations from our Chinese operations and fluctuations in the exchange rate;

•	the possibility that information about our operations are not readily available from independent third-party sources because our operations are exclusively in China;

•	regulatory and physical risks posed by climate changes;

•	the volatility and fluctuation in our stock price;

•	the downward impact on our stock price decrease if a substantial number of shares are sold under Rule 144;

•	our principal stockholders’ ability to exert significant control in matters requiring stockholder vote and to delay, deter or prevent a change in control of our company;

•	our principal stockholders’ significant control over the company and conflicts of interest with the company;

•	the dilution of your ownership in the company and the decrease of the value of your investment as a result of additional equity issuance or conversion of outstanding derivative securities;

•	investors’ inability to sell shares should adverse trading markets develop;

•	our intention not to pay dividends in the foreseeable future;

•	our ability to satisfy regulatory requirements relating to our internal controls over financial reporting; and

•	other risk factors discussed in our filings with the Securities and Exchange Commission.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus supplement and the accompanying prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus supplement and the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our consolidated financial statements and notes thereto appearing elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein carefully.

Our Company

We process and sell high-grade metallurgical coking coal to industrial sectors in China and are in the process of adding a coal mining segment in addition to our traditional coal washing business.  Our coal washing business processes and blends coking coal which is primarily purchased by coke and steel producers for the purpose of making high quality coking coal needed for the steel manufacturing process.  We currently possess approximately 3.5 million metric tons (MT) of annual coal washing capacity in Shanxi Province, China.  We have recently been approved by the Chinese government to become an acquirer and consolidator of coal mines in Shanxi Province, including eight thermal coal mines in Pinglu County, or the Pinglu Project, and four coking coal mines in Jianhe County, or the Jianhe Project. After the completion of the acquisitions and consolidations, we expect to have a total annual coal mining production capacity of approximately 4.5 million MT.  Our operations are conducted exclusively in China through our 90% owned subsidiary, Shanxi Puda Coal Group Co., Ltd., or Shanxi Coal.

Coal Washing Segment

We clean raw coking coal sourced from third party coal mines primarily located in Liulin County, Shanxi Province, and market the cleaned, high quality coking coal to coke and steel makers in our geographic market.  Our primary geographic markets are Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, China.

Our coal washing business specializes in providing high quality, cleaned coking coal, which is the quality level required to produce steel.  The demand for the form of high quality coking coal which we produce is primarily driven by China’s industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure. We currently purchase raw coal from a diversified pool of local coal mines in Shanxi Province.

The central area of Shanxi Province, where our three coal washing plants are located, is known for its high quality coking coal reserves suitable for steel making.  Our three coal washing plants are located in Liulin County, Zhongyang County and Lingshi County, all of which are within approximately 150 miles of our headquarters in Taiyuan City.  As a large-volume supplier, we believe we will have certain advantages, as we believe that our major customers will continue to focus on suppliers that can deliver large volumes of coking coal.  We believe we are also well positioned to serve the demand for steel production in China from coking companies that supply steel mills or steel mills which operate their own coking facilities. Many of these customers are located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by railroad transport from our facilities.

We have three coal washing plants:

•	Shanxi Liulin Jucai Plant, located in Liulin County, about 2 miles away from Jucai Coal, has an annual cleaning capacity of 1.1 million MT;

•	Shanxi Zhongyang Ruixu Plant, located in Zhongyang County, has an annual clean coal washing capacity of 1.2 million MT; and

•	Lingshi Dongqiang Plant, located in Lingshi County, has an annual coal washing capacity of 1.2 million MT.

In 2009, we produced about 1.9 million MT of cleaned coal, or 54% of our 3.5 million MT annual coal washing capacity.

Coal Mining Segment

In 2009, we began our entry into the coal mining business.  We plan to take advantage of the policy initiatives of the Chinese government, which require consolidation of smaller coal mines into larger ones in order to enhance production efficiency and mining safety, and we have been making progress on the acquisition and consolidation of twelve target coal mines.  We have achieved the following milestones in carrying out our strategy of entering into the coal mining business.

Pinglu Project

In September 2009, the Shanxi provincial government approved Shanxi Coal to be an acquirer and consolidator of eight coal mines in Yucheng City, Pinglu County.  Shanxi Coal plans to consolidate the eight coal mines into five after completion of the acquisitions, which we believe will increase their aggregate annual capacity from approximately 1.1 million MT to approximately 3.6 million MT. Our Pinglu Project consists of two phrases: Phase I includes the acquisition and consolidation of Da Wa Coal and Guanyao Coal; Phase II includes the acquisition and consolidation of six other coal mines in Pinglu County.

Phase I

In connection with the above coal mine acquisition and consolidation plan, on December 11, 2009, Shanxi Coal entered into separate mining rights and mining assets transfer agreements with Pinglu County Da Wa Coal Industry Co., Ltd., or Da Wa Coal, and Pinglu County Guanyao Coal Industry Co. Ltd., or Guanyao Coal, pursuant to which Shanxi Coal will purchase all the tangible assets and coal mining rights of Da Wa Coal and Guanyao Coal. Shanxi Coal will pay Da Wa Coal an aggregate purchase price of RMB 190 million (approximately $28.0 million) in cash and Guanyao Coal an aggregate purchase price of RMB 94.80 million (approximately $14.0 million) in cash.  Pursuant to the payment term of the above two agreements, on December 14, 2009, Shanxi Coal paid 15% of the purchase price under each agreement as down payment.  On June 25, 2010, Shanxi Coal paid another 65% of the purchase price under each agreement after the transfer of the mining permits and related property deeds were registered.  The remaining purchase price of 20% will be paid upon the one-year anniversary of the completion of the government registration of the transfers.

The assets and mining rights of the Da Wa mine will be placed into a new project company named Shanxi Pinglu Dajinhe Coal Industry Co., Ltd. and the assets and mining rights of Guanyao will be placed into a new project company named Shanxi Pinglu Dajinhe Wujin Coal Industry Ltd.  Both of these project companies are 100% owned by Shanxi Coal.

In November 2010, Shanxi Coal received approval from the Shanxi provincial government of the comprehensive geological technical report pertaining to the Da Wa Coal mine.  The Company has submitted the geological technical report on the Guanyao Coal mine and expects to receive approval from the Shanxi provincial government in the first quarter of 2011.

We are now proceeding with the construction design work for these two mines as we await the final approval for the construction and transitional production permits.  Once the permits are granted, Shanxi Coal will begin construction.  During construction period, the Company expects that coal will be produced from the acquired mines at a level that is somewhat lower than the pre-construction coal mine production capacity.

Phase II

On August 1, 2010, Shanxi Coal entered into an Investment Cooperation Agreement with Ming Zhao, Chairman of our Board and our principal stockholder, and Jianping Gao, an individual unrelated to the Company. Pursuant to the agreement, the parties will purchase, consolidate and re-develop six additional coal mines in Pinglu County, Shanxi Province. Shanxi Coal, Mr. Zhao and Mr. Gao will contribute 40%, 30% and 30%, respectively, of the total investment needed for the project.  Shanxi Coal will be the project manager; in addition, each of Mr. Zhao and Mr. Gao has agreed to transfer 5.5% of his respective voting rights in the project companies, which will hold the coal mines after they are acquired, to Shanxi Coal to enable Shanxi Coal to exercise full operating and management control of the project companies. The parties will share the profits based upon the above investment contribution percentages and bear the risks and losses in connection with the project which will be limited by the amount of investment contributed by each party.  The parties further agree that, once the coal mines to be acquired and consolidated under the project are operational, to the extent permitted by the Chinese law, at least 80% of the audited annual net profits of the project companies established after the coal mine acquisition will be distributed to the parties at a ratio that is proportionate to their respective investment.  Shanxi Coal is entitled to purchase the equity interest of Mr. Zhao and/or Mr. Gao in the project companies at Shanxi Coal’s sole discretion at a price determined by an independent professional appraiser.  A committee of our Board comprised solely of independent directors negotiated terms of the agreement on behalf of the Company and approved the agreement.

As of the date of this prospectus supplement, Shanxi Coal has entered into acquisition agreements for four of the six mines under Phase II of the Pinglu Project: Xuhutuo Coal, Daqi Coal, Renling Coal and Donggou Coal, all of which are subject to profit and cost sharing arrangement under the Investment Cooperation Agreement.

On October 20, 2010, Shanxi Coal entered into a separate mining rights and mining assets transfer agreement with Pinglu County Samenzhen Xuhutuo Coal Mine Ltd., or Xuhutuo Coal and Pinglu County Daqi Coal Mine Ltd., or Daqi Coal, pursuant to which Shanxi Coal will purchase from all the tangible assets and coal mining rights of Xuhutuo Coal and Daqi Coal, which are located in Pinglu County, Shanxi Province.  As consideration, Shanxi Coal will pay Xuhutuo Coal an aggregate purchase price of RMB 125 million (approximately $18.77 million) in cash and Daqi Coal an aggregate purchase price of RMB 66.2 million (approximately $9.94 million) in cash.  The first installment of 50% under both of the above two agreements was paid on November 10, 2010.  A second installment in the amount of 40% will be due within 30 days after the assets transfer is completed and the mining permits and property deeds are transferred. The remainder of the purchase price of 10% will be due six months after the mining permits and property deeds are transferred.

On October 28, 2010, Shanxi Coal entered into separate mining rights and mining assets transfer agreement with Pinglu County Renling Coal Mine Ltd., or Renling Coal, and Donggou Coal Mine Ltd., or Donggou Coal, pursuant to which Shanxi Coal will purchase all the tangible assets and coal mining rights of Renling Coal and Donggou Coal, which are located in Pinglu County, Shanxi Province.  As consideration, Shanxi Coal will pay Renling Coal an aggregate purchase price of RMB 205 million (approximately $30.65 million) in cash and Donggou Coal an aggregate purchase price of RMB 77.5 million (approximately $11.59 million) in cash. The first installment of 50% of the purchase price under each of the above two agreements was paid on November 10, 2010.  A second installment of 40% will be due within 30 days after the assets transfer is completed and the mining permits and property deeds are transferred. The remaining 10% purchase price will be due six months after the mining permits and property deeds are transferred.

A new project company named Shanxi Pinglu Dajinhe Jinmen Coal Industry Ltd. will hold the assets and mining rights of the Xuhutuo and Daqi coal mines and a new project company named Shanxi Pinglu Dajinhe Jinyi Coal Industry Ltd. will hold the assets and mining rights of the Renling and Donggou coal mines.  The total production capacity of the six mines in Phase II of the Pinglu Project is currently approximately 1.2 million MT per year and we hope to increase this capacity to approximately 2.7 million MT following the consolidation.

Jianhe Project

On May 14, 2009, we entered into an agreement to purchase an 18% equity interest in Shanxi Jianhe Coal Industry Limited Company, or Jianhe Coal, for an aggregate purchase price of RMB 100 million (approximately $14.6 million).  The closing occurred in December 2009. According to the agreement, Shanxi Coal will be paid dividends semiannually proportionate to its 18% interest.  Aggregate dividends to be declared by the Jianhe Coal will be no less than 80% of its net profits. In addition, Shanxi Coal has first priority in the right to purchase the equity interest of Jianhe Coal within the 24-month period following execution of the agreement if Jianhe Coal proposes to transfer its equity interest.

In March 2010, the Shanxi provincial government approved Shanxi Coal to become an acquirer and consolidator of four additional coking coal mines in Huozhou County, including Jianhe Coal, in which we already have an 18% equity interest.  Shanxi Coal plans to consolidate the four coal mines into a single entity after the completion of the acquisitions, and we hope to increase their expected aggregate annual capacity from approximately 720,000 MT to approximately 900,000 MT.  Shanxi Coal is negotiating with the owners of these four coal mines on definitive acquisition agreement.  Similar to the Pinglu Project, Shanxi Coal is performing the necessary steps to apply for the construction and transitional production permits.

Capital Increase of Shanxi Coal

As part of the Shanxi provincial government’s policies to consolidate and redevelop the coal mining industry, new guidelines were adopted by the government in February 2010 to require the registered capital of coal mine consolidators to be at least RMB200 million (US$29.3 million). The new requirement was adopted to ensure that coal mine consolidators have sufficient financial strength to consolidate coal mines efficiently.  The registered capital of Shanxi Coal at that time was RMB22.5 million (about US$2.7 million).  As Shanxi Coal had been approved as an acquirer and consolidator of certain coal mine projects, Shanxi Coal increased its registered capital to RMB500 million (US$73.2 million) as required by the government’s policies, 90% of which would be funded by Shanxi Coal’s 90% shareholder, Shanxi Putai Resources Limited Co., or Putai, and 10% of which would be funded by Shanxi Coal’s 10% shareholder, Mr. Ming Zhao.  In addition to RMB190 million cash on hand at that time, Putai needed RMB240 million to satisfy the capital injection.  On May 7, 2010, Putai entered into a Loan Agreement with Mr. Ming Zhao.  Pursuant to the agreement, Mr. Zhao provided Putai with an unsecured loan in an aggregate principal amount of RMB240 million (US$35.9 million).  The loan has a maturity date of November 6, 2011 and bears an interest at a rate of 6% per annum, which is payable on a quarterly basis, subject to certain adjustments.  Putai used the proceeds from the loan to pay for its share of the required registered capital increase of its 90% subsidiary, Shanxi Coal.

Our Corporate Information

We were incorporated on August 9, 2001 under the laws of Florida and were subsequently reincorporated on July 30, 2009 under the laws of Delaware.  Our principal executive office is located at 426 Xuefu Street, Taiyuan City, Shanxi Province, China. Our telephone number is +86 (351) 2281302 and our facsimile number is +86 (351) 7034404.  We maintain a website at www.pudacoalinc.com. Our website and the information contained therein or linked thereto are not intended to be incorporated into this prospectus supplement or the accompanying prospectus.

The Offering

Common stock we are offering	shares

Common stock to be outstanding after this offering	shares

Over-Allotment Option	shares

Use of Proceeds	The net proceeds from the sale of common stock offered by this prospectus supplement will be used to fund the acquisitions and construction of certain coal mines. See “Use of Proceeds.”

NYSE Amex Symbol	PUDA

Risk Factors
See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 4 of the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The number of shares of common stock to be outstanding after this offering is based on 20,759,060 shares outstanding as of November 10, 2010 and excludes 278,167 shares issuable upon exercise of outstanding options and warrants.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ overallotment option to purchase up to                    shares of our common stock.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in the accompanying prospectus under “Risk Factors,” and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of such risks could harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

You should carefully consider the following factors before deciding to invest in our common stock.

Risks Relating to Our Business

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a corporation which owns BVI, and BVI owns Putai. Our operations are conducted exclusively through Shanxi Coal, in which we own 90% of the equity interest. The operations of Shanxi Coal are our sole source of revenues. We have no operations independent of those of Putai and its subsidiaries. As a result, we are dependent upon the performance of Putai and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Putai and its subsidiaries’ liabilities and obligations have been paid in full.

            If we do not successfully execute our strategy of growth through coal mine acquisitions, our future performance, particularly our profit margins, could be adversely affected.

We have adopted a business strategy to enter into coal mining business, including acquisitions of coal mines.  If we are unable to obtain or manage these external growth opportunities successfully, we will not be able to grow our business in the way that we currently expect.  The availability of high quality coal mines is limited and we are not certain that we will be able to identify suitable candidates or complete transactions on terms that are acceptable to us.  In order to pursue such opportunities, we may require significant additional financing, which may not be available to us on favorable terms, if at all. If we are unsuccessful in our external growth strategy, we may not be able to grow our business significantly and we may incur asset impairment charges as a result of acquisitions that are not successful.

Because we are entering into a new business line, coal mining, through acquisitions of various coal mine assets, we are subject to the risks faced by a new business and risks relating to coal mine operations.

Under our new business strategy as discussed above, we are entering into the coal mining business through acquisitions of various coal mine assets, which is a new business to us.  The operation of the coal mines will be subject to significant additional risks which are not necessarily related to our coal washing business. In addition to the normal risks associated with our business, there are additional risks that relate to the new coal mining business. These risks include, but are not limited to:

•
We lack experience in operating coal mines. Although individuals on our board and our management team have extensive experience in operating coal mines and we plan to hire additional outside management company and personnel to operate the coal mines, as a company, we have never operated coal mines, and we cannot assure you that we will be successful in operating coal mines.

•
We require significant additional funds to enable us to develop and expand the coal mine business. The construction of coal mines and related facilities is very capital intensive, and we will require significant additional funds for this purpose. We cannot assure you that we will be able to obtain any financing which we may require, or obtain financing on terms that are favorable or acceptable to us.

•
Our coal mining business faces many uncertainties, which may change by the time the construction of our coal mines and related facilities is completed. The uncertainties our coal mine operations face include a change in the coal price and price policy and limitation that is imposed or may be imposed by the Chinese government from time to time, which may have an adverse impact on our revenues and reduce our margins. We may also face (i) delays in obtaining government permits that allow the coal mine construction and transitional period production to begin due to the uncertainty in government approval process and government case overload, (ii) delays in the construction of our coal mines and related facilities, which depend on third parties to complete, as a result of breach of contract by the construction contractors, protests or other obstructive or delaying activities by displaced persons and others who may oppose such constructions, and (iii) uncertainties in the actual production capacity during and after the construction period.

•
The coal mining business is highly regulated. The exploration, transportation and distribution of coal is subject to PRC regulations, including the price at which we sell coal. The price control limits our potential profit from the sale of coal. Other regulations may result in increased costs in order to comply with these regulations.

•
Because of the nature of coal mine business, we could be exposed to liability from mining accidents or other safety issues. Any explosions or other safety accidents from our coal mines, once they become operational, could cause severe property damage, personal injury as well as loss of life, which may not be covered by insurance. Any such loss could result in a material adverse impact on our business and operating results or even cause termination of coal mine operations and could subject us to regulatory actions.

•
We entered into an Investment Cooperation Agreement to acquire and co-develop certain coal mines, the success of which cooperation relationship is uncertain. Because of the large capital investment required to acquire and co-develop coal mines, we entered into an Investment Cooperation Agreement with Mr. Ming Zhao on August 1, 2010, our principal stockholder and Chairman of our Board, and Mr. Jianping Gao.  Under the agreement, Shanxi Coal, Mr. Zhao and Mr. Gao each will contribute 40%, 30% and 30% of the total investment needed for the six coal mines under the Pinglu project, and will share economic benefits and bear losses that are proportionate to their respective equity contribution.  This is the first time we have entered into such an investment cooperation agreement.  If the cooperation is not successful, our coal mining business will be materially impacted.  Moreover, if we, as the project manager, act in a way that is considered grossly negligent or in material violation of the agreement, we could be subject to liabilities. Finally, under the agreement, to the extent permitted by the Chinese law, at least 80% of the audited annual net profits of the project companies established after the coal mine acquisition will be distributed to the parties at a ratio that is proportionate to their respective investment.  Therefore, the project companies may not have sufficient cash generated from operations for reinvestment or capacity expansion in the future and may need outside financing for its future growth.

In light of these risks and uncertainties, we may not be able to set up the newly acquired coal mines for operation on time, integrate them successfully or take full advantage of them. There can be no assurance that we will recover our investment in this new business, that we will realize a profit from this new business or that diverting our management’s attention to this new business will not have a material adverse effect on our existing coal mining businesses, any of which results may have a material adverse effect on our results of operations, financial condition and prospects.

Our future operating results have been and may continue to be affected by fluctuations in raw material prices. We may not be able to pass on cost increases to customers.

Our operating profits have been and may continue to be negatively affected by fluctuations in the price of raw coking coal. We are subject to short-term coal price volatility and have purchased and may continue to have to purchase raw coking coal at higher prices. In the past, we were unable to pass the cost increase of raw coal on to customers and may not be able to do so in the future either. This has adversely affected and may continue to adversely affect our gross margins and profitability. Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the cleaned coking coal upward or downward at specified times. For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our mining suppliers, general inflation or deflation, or changes in the cost of producing raw or cleaned coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal. However, if we fail to agree on a price with our customer under these provisions, many agreements permit customers to terminate the contract or refuse to buy all of the quantities contracted for. Market prices for raw coking coal fluctuate in most regions in China. From the beginning of 2008 the price of raw coking coal rose significantly and the price arrived to historically highest level in October 2008, and then decreased afterwards. In 2009, the raw coal prices remained at a relatively higher level due to shortage in supply because many coal mines were temporarily shut down by the Shanxi provincial government during the processing of coal mine consolidation. We were not able to fully pass these cost increases on to our customers and may not be able to do so with any future increases in the cost of raw materials. Top quality raw coking coal is critical to our maintaining operating efficiencies and delivering cleaned coal to our customers which meets their specifications. Since top quality raw coking coal is more limited in supply, its price tends to be more volatile. A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete. This may in turn lead to a fall in demand for our products.

The demand for our product is cyclical and is affected by industrial economic conditions. Downturns in the economy may reduce demand for our product and our revenues could decline.

Because we do not export our product out of China, our business and operating results related to our cleaned coking coal business are primarily dependent upon China’s domestic demand for cleaned coking coal, and our business and operating results related to our newly acquired coal mine business will be primarily dependent upon China’s domestic demand for raw coal to be produced from our coal mines once those mines are up for operation. However, because the domestic demand for coal in China is impacted by the international demand for coal, we are also susceptible to fluctuations in the international markets. The domestic and international coal markets are cyclical and exhibit fluctuation in supply and demand from year to year and are subject to numerous factors beyond our control, including, but not limited to, the economic conditions in China, the global economic conditions and fluctuations in industries with high demand for coal, such as the steel and power industries. A significant decline in demand or excess supply for coal may have a material adverse effect on our business and results of operations.

In addition, nearly all of our sales are concentrated in the central and northern area of China. Accordingly, we are susceptible to fluctuations in business caused by adverse economic conditions in those regions. Difficult economic conditions in other geographic areas into which we may expand may also adversely affect our business, operations and finances.

If any of Shanxi Coal’s coal sales agreements relating to our coal clean and coal washing business terminates or expires, our revenues and operating profits could suffer.

A substantial portion of our cleaned coking coal sales are made under cleaned coking coal sales agreements, which are important to the stability and profitability of our coal washing operations. It is common business practice in China that cleaned coking coal purchase and sale agreements are signed for one year terms, with annual renewals. This practice makes it difficult for us to forecast long-term purchase and sale quantities and can negatively affect our ability to manage inventory. These agreements may expire or be terminated. Cleaned coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Moreover, even if sales agreements are in force, buyers are generally not obligated to take the quantities specified in the contracts.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. While our cleaned coking coal customers typically arrange and pay for transportation of cleaned coking coal from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations. For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region. If transportation for our cleaned coking coal becomes unavailable or uneconomic for our customers, our ability to sell cleaned coking coal could suffer. Transportation costs can represent a significant portion of the total cost of cleaned coal. Since our customers typically pay that cost, it is a critical factor in a distant customer’s purchasing decision. If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company. Moreover, certain cleaned coking coal sales agreements permit the customer to terminate the contract if the cost of transportation increases by specified amounts in any given 12-month period.

We may not be able to meet quality specifications required by our customers and as a result could incur economic penalties or cancelled agreements which would reduce our sales and profitability.

Most of our cleaned coking coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, grindability and ash fusion temperature. If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our cleaned coking coal business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The coal crushing, washing and processing business is highly competitive in China and we face substantial competition in connection with the marketing and sale of our products. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of our competitors will permit them to implement extensive marketing and promotional programs. We could fail to expand our market share, and could fail to maintain our current share.

Increased competition could also result in overcapacity in the Chinese coal industry in general. The coal industry in China has experienced overcapacity in the past. During the mid-1970s and early 1980s, a growing coal market and increased demand for coal in China attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower processed coal prices. Similarly, an increase in future processed coal prices could encourage the development of expanded capacity by new or existing coal processors. Any overcapacity could reduce processed coal prices in the future and our profitability would be impaired.

We depend on key persons and the loss of any key person could adversely affect our operations.

We and our operating company, Shanxi Coal are highly dependent on the marketing ability and credit of Ming Zhao, our Chairman, and the loss of his service and support would have a material and adverse impact on our operations. We are also dependent upon our relationship with Ming Zhao and his brother, Yao Zhao’s other controlled businesses. None of our companies have applied for key-man life insurance on the lives of our executives. If we were to lose the services of Ming Zhao, our ability to operate succefully would be impaired.

Significant assets are subject to a lien held by a company controlled by the Zhaos and their family. If we default on the payment of the obligations secured by the lien we could lose title to assets which are necessary for the operation of our business.

We financed the acquisition of the Shanxi Liulin Jucai Plant and the Zhongyang Plant through Resources Group, an entity owned 80% by Ming Zhao, 10% by Yao Zhao, 5% by Xue Ning, Ming Zhao’s wife, and 5% by Xue Yue, a second-generation cousin of Xue Ning, for an aggregate cost of $13 million paid through a 6% secured Facilities Loan amortized over 10 years. The note is secured by the assets purchased. If we default on the loan, the security could be enforced and title to the assets could be lost, having a significant negative impact on our ability to produce our products.

Since the Zhaos are equity owners of Resources Group they may have a conflict of interest with the Company. If the lien is enforced after a default, the secured assets would be transferred to an entity which is owned by them. Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us. As the equity owners of 10% of the registered capital of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us. In addition, the loan used to finance our facility expansions are held by Resources Group, a company which is owned by the Zhaos and their family. It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default. With their combined ownership of us, they can largely control the actions which we take. Ming Zhao is our Chairman of the board of directors. In addition, the Zhao brothers also control the mine, Jucai, of which is one of our suppliers. By limiting or eliminating our supply, they could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group. See also the risk below, “Our principal stockholders have significant control over the company and may have conflicts of interest with the company.”

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our processes.

We have no patents covering our cleaning processes and we rely on the confidentiality of our cleaning processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

The current credit and financial market conditions have a negative impact on global business environment and may exacerbate certain risks affecting our business.

The financial markets have been experiencing instability following the recession in late 2008 and 2009 around the world. Many of our customers and suppliers may encounter much uncertainty and risks due to the weakened business environment and credit availability.  As a result, these customers and suppliers may be unable to satisfy their contract obligations, may delay payment, or may not repay our credit advance to them, which could negatively affect our business and financial performance.

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of our products to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any, or a combination, of these occurrences could have a material adverse effect on Shanxi Coal’s business, financial condition and results of operations.

Risks Relating to Doing Business in China

Our Chinese operations pose certain risks because of the evolving state of the Chinese economy, political, and legislative and regulatory systems. Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including its levels of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the Chinese government has been reforming its economic system. These policies and measures may from time to time be modified or revised. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Also, since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth including certain levels of price controls on raw coking coal. Such controls could cause our margins to be decreased. In addition, such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material and adverse effect on the overall economic growth of China, and could adversely affect our business operations.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China. The interpretation and application of existing Chinese laws, regulations and policies, and the stated positions of the Chinese authorities may change and possible new laws, regulations or policies will impact our business and operations. For example, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China in the future. Because of the evolving nature of the law, it will be difficult for us to manage and plan for changes that may arise. Our business is and will continue to be subject central, provincial, local and municipal regulation and licensing in China. Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process. Compliance with foreign country laws and regulations affecting foreign investment, business operations, currency exchange, repatriation of profits, and taxation, will increase the risk of investing in our stock.

We may have to incur unanticipated costs because of the unpredictability of the Chinese legal system.

The Chinese legal system has many uncertainties. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China’s Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, storage, and distribution of our product. Our processing facilities are subject to periodic inspection by national, province, county and local authorities. We may not be able to comply with current laws and regulations, or any future laws and regulations. To the extent that new regulations are adopted, we will be required to adjust our activities in order to comply with such regulations. We may be required to incur substantial costs in order to comply. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances. Changes in applicable laws and regulations may also have a negative impact on our sales. Certain of our contracts with customers permit the customers to terminate the contract in the event of changes in regulations affecting the industry that increase the price of coal beyond specified limits.

The government regulation of our operations imposes additional costs on us, and future regulations could increase those costs or limit our ability to explore and produce raw coal and to crush, clean and process coking coal. China’s central, provincial and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. We are required to prepare and present to China’s central, provincial and local authorities data pertaining to the effect or impact that any proposed processing of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement, expansion or continuation of our coal processing operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially and adversely affect our operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs. Certain sales agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

It will be difficult for any shareholder of our company to commence a legal action against our executives. Other than the stock of our subsidiaries, we have no assets in the United States.

We conduct substantially all of our operations through our control of Shanxi Coal. Shanxi Coal and substantially all of Shanxi Coal’s assets are located in Shanxi Province, China. Other than our stock in our direct subsidiary, Puda Investments Holding Limited, an International Business Company incorporated in the British Virgin Islands, we have no assets in the United States. In addition, all of our executive officers and some of our directors reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers and some of our directors, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgments of courts.

Restrictions on Chinese currency may limit our ability to obtain operating capital and could restrict our ability to move funds out of China and to pay dividends.

The Chinese currency, “Renminbi”, or “RMB”, is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support Shanxi Coal’s business operations in the future and could impair the ability of Shanxi Coal to pay dividends or other distributions to Puda. We rely on the Chinese government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. Shanxi Coal receives all of its revenues in Renminbi, which is not freely convertible into other foreign currencies. Under our current structure, our income is derived from payments from Shanxi Coal through Putai and BVI. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. Current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

In order to pay dividends, a conversion of Renminbi into U.S. dollar is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of Shanxi Coal to meet its cash needs, and to pay dividends to Puda. However, Putai is presently classified as a wholly-owned foreign enterprise, or WFOE, in China that has verifiable foreign investment in China, funding having been made through an official Chinese banking channel. Because Putai qualifies for treatment as a WFOE, it can convert Renminbi, declare dividends and its funds can be repatriated to Puda in the United States under current laws and regulations in China, subject to limitations and restrictions imposed by Chinese laws, such as the SAFE notices issued by the State Administration of Foreign Exchange. However, the Chinese laws governing foreign currency exchange are evolving, and changes in such laws or their interpretation or application may adversely affect the ability to convert Renminbi, declare dividends and repatriate funds to the United States. Because our cash flow is dependent on dividend distributions from our subsidiaries in China, we may be restricted from distributing dividends to stockholders if we do not receive distributions of dividends from our subsidiaries.

We are subject to currency fluctuations from our Chinese operations and fluctuations in the exchange rate may negatively affect our expenses and results of operations, as well as the value of our assets and liabilities.

Effective July 21, 2005, The People’s Bank of China announced that the Renminbi exchange rate regime is reformed by moving from a fixed rate of exchange based upon the U.S. dollar to a managed floating exchange rate regime based upon market supply and demand of a basket of currencies. As of July 26, 2005, the exchange rate against the Renminbi was adjusted to 8.11 Renminbi per U.S. dollar from 8.28 Renminbi per U.S. dollar, which represents an adjustment of approximately two percent. As of December 31, 2009, the last trading day in 2009, Renminbi appreciated to approximately 6.8259 Renminbi per U.S. dollar.  It is expected that the revaluation of the Renminbi and the exchange rate of the Renminbi may continue to change in the future. Fluctuations in the exchange rate between the Chinese RMB and the United States dollar could adversely affect our operating results. Results of Shanxi Coal’s operations are translated at average exchange rates into United States dollar for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We do not use hedging techniques to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because our sole operating company, Shanxi Coal, is based in China, shareholders may have greater difficulty in obtaining information about Shanxi Coal on a timely basis than would shareholders of an entirely U.S.-based company. Shanxi Coal’s operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about Shanxi Coal from sources other than Shanxi Coal itself. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders. Shareholders will be dependent upon Shanxi Coal’s management for reports of Shanxi Coal’s progress, development, activities and expenditure of proceeds.

Climate change poses both regulatory and physical risks that could adversely impact our business, financial position, results of operations and liquidity.

Climate change could have a potential economic impact on us and climate change mitigation programs and regulations could increase our costs. Energy costs could be higher as a result of climate change regulations. Our costs could increase if utility companies pass on their costs, such as those associated with carbon taxes, emission cap and trade programs, or renewable portfolio standards. In addition, climate change may increase the frequency or intensity of natural disasters. As such, we cannot assure you that climate change will not adversely impact our business, financial position, results of operations and liquidity.

Risks Associated with this Offering and Our Common Stock

Our management has broad discretion over the use of the net proceeds we received from this offering, and we may not use the net proceeds in ways that increase the value of our stock price.

We have broad discretion over the use of the net proceeds we received from this offering and we could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We do not intend to pay dividends in the foreseeable future.

In 2005, Shanxi Coal, our 90% subsidiary, declared dividends of $1,715,470, payable to Ming Zhao (80%) and Yao Zhao (20%), of which $543,470 was paid in 2005 and $1,172,000 was paid in October 17, 2008. In September 2008, Shanxi Coal declared a RMB 8 million ($1,170,754) dividend to its shareholders, [which has not been paid as of the date of this prospectus supplement].  No dividend has been declared by Puda Coal, Inc. since its inception. We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining earnings, if any.

Our stock was historically very thinly traded and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the company’s value.

Our common stock was historically very thinly traded, and the price if traded may not reflect the value of our company.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business.  Even if a more active market should develop, the price may be highly volatile.  Furthermore, if the price for our stock becomes lower, many brokerage firms may not be willing to effect transactions in the securities.  Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price.  In additional, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

Our stock price has been extremely volatile and may continue to fluctuate significantly, which may make it more difficult for you to resell shares when you want at prices you find attractive.

The trading price of our common stock has been and may continue to be subject to significant daily fluctuations.  During the three months ended June 30, 2010, the closing sale prices of our ordinary shares on the NYSE Amex ranged from $7.33 to $11.3 per share.  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of material customer agreements or acquisition, the operating and stock price performance of other companies that investors may deem comparable, new government restrictions or regulations and news reports relating to trends in our markets.  In addition, the stock market in general, and the market prices for China-related companies recently have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial number of Puda’s outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that non-affiliates may sell restricted securities without volume limitations or other requirements after having held the securities for six months. If a substantial number of shares of our stock are sold under the Rule 144 or other exemption, it could cause the price our stock to go down.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

As of the date of this prospectus, Ming Zhao and Yao Zhao own in total approximately 47% of the Company’s outstanding shares, and upon the exercise of all of the outstanding warrants, they will own in total approximately 45% of our outstanding stock and, acting together, will be able to exert a significant degree of influence over our management and affairs and all actions requiring stockholder approval, such as the election of directors and approval of significant corporate transactions. In addition, Delaware corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares. In the event that the requisite approval of stockholders is obtained by consent action, without any meeting of stockholders, dissenting or non-participating stockholders generally would be bound by such vote. Through their concentration of voting power, the Zhao brothers could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of the Zhao brothers may not always coincide with the interest of the Company’s other stockholders. In deciding how to vote on such matters, the Zhao brothers may be influenced by interests that conflict with yours. You should not buy our common stock unless you are willing to entrust all aspects of operational control to Puda’s current management team.

Our principal stockholders have significant control over the company and may have conflicts of interest with the company.

Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us. First, the loan used to finance our recent facility expansions is held by Resources Group, a company which is owned by the Zhaos. It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  In addition, Putai owes Mr. Ming Zhao an principal amount of RMB240 million (US$35.2 million) plus quarterly interest pursuant to a loan agreement dated on May 7, 2010, which loan proceeds were used to increase Putai’s registered capital to the level required by the Shanxi government to be a coal mine consolidator. It could be in Mr. Ming Zhao’s economic interest to cause us to default on the loan as Mr. Zhao would be entitled to an additional 5% penalty interest on top of the 6% regular interest under the loan.  With the combined ownership of us by Mr. Ming Zhao and his brother Mr. Yao Zhao, and the position of Mr. Ming Zhao as our Chairman of the board, he can to a large extent control the actions which we take. Second, the Zhao brothers control the mine which is one of our raw coal suppliers. We currently secure raw coal from local Liulin County coal mines, including Jucai Coal, a coal mine that is 75% owned by Yao Zhao, Mr. Ming Zhao’s brother and a manager of the coal washing plants of Shanxi Coal. By limiting or eliminating our supply, the Zhao brothers, who control our coal mine supplies, could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group. In addition, the Zhao brothers may declare dividends out of Shanxi Coal, in which they own 10% of the direct equity interest even though it would be in the interests of Puda for Shanxi Coal, to reinvest its profits into the business.

The conversion of outstanding derivative securities could cause your ownership in the company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue Puda’s securities to various parties may dilute the value of your investment. In November 2005, we issued warrants with 5 years term to certain investors.  For as long as the warrants are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options. There are no preemptive rights in connection with Puda’s common stock.

The Company has the right to issue additional common stock and preferred stock without the consent of shareholders. This would have the effect of diluting your ownership in the company and could decrease the value of your stock.

There are additional authorized but unissued shares of our common stock that may be later issued by our board of directors for any purpose without the consent or vote of the stockholders that would dilute a stockholder’s percentage ownership of the company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the certificate of incorporation has authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors. Such preferred stock may be issued upon filing of amended certificate of incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We may be subject to regulatory scrutiny and sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to our internal controls over financial reporting and/or we have material internal control weaknesses which may result in material financial reporting errors.

Section 404 of the Sarbanes Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting beginning with our Annual Report filed for a fiscal year ending on or after December 15, 2007 and have our independent registered public accounting firm attest to such evaluation for fiscal years ending on or after June 15, 2010.  Compliance with these requirements can be expensive and time consuming. While we believe that we met and will continue to be able to meet the applicable deadlines, no assurance can be given that we will meet the required deadlines in future years.  If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation when we are required to have such attestation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

USE OF PROCEEDS

We expect the net proceeds from the sale of the shares of common stock being offered by this prospectus supplement will be $              (or $                if the underwriters exercise their overallotment option in full) after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from the sale of the shares of common stock, together with our available cash, to fund the coal mine acquisitions and construction under the Pinglu Project and the Jianhe Project.  We may invest the net proceeds temporarily until we use them for their stated purpose.

UNDERWRITING

We are offering the common stock described in this prospectus supplement through the underwriters named below.  Macquarie Capital (USA) Inc. is the representative of the underwriters. We have entered into an underwriting agreement dated December    , 2010 with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters have severally agreed to purchase, and we have agreed to sell to them, the number of shares of common stock listed next to its name in the table below at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discounts and commissions, payable in cash to us against delivery of shares:

Underwriter	Number of Shares
Macquarie Capital (USA) Inc.
Brean Murray, Carret & Co., LLC
Total

The underwriters and the representative are referred to herein as the “underwriters” and the “representative,” respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus supplement if any such shares are purchased under the underwriting agreement. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-allotment option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to           additional shares of common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of common stock listed next to the names of all underwriters in the preceding table.

Commissions and discounts

The offering price of the common stock was determined by negotiation between us and the representative. The underwriters initially propose to offer part of the common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at such price less a discount or concession not in excess of                  . After the initial offering of the common stock, the offering price and other selling terms may from time to time be varied by the representative.

The following table shows the per share and total public offering price, the underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares of common stock.

Total
	Per	No	Full
	Share	Exercise	Exercise

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $70,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common stock offered by them.

No sales of similar securities

Our common stock is listed on the NYSE Amex under the trading symbol “PUDA.” We and our executive officers, directors and shareholders holding 10% or more of our outstanding common stock have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Macquarie Capital (USA) Inc., subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock, any of our debt securities or any of our other securities that are substantially similar to our common stock or the notes or securities convertible into or exercisable or exchangeable for these securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. Certain directors may sell up to 6,000 shares each to cover their tax obligations during this period. At any time and without public notice, Macquarie Capital (USA) Inc. may in its sole discretion release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Price stabilization, short positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of common stock compared to the price available under the over-allotment option. The underwriters may also sell common stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Miscellaneous

The underwriters and their affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York, U.S. counsel to Puda.  Certain matters relating to Chinese law will be passed upon by Shanxi Bingyu Law Firm, Shanxi Province, China, Chinese counsel to Puda.  Certain matters relating to British Virgin Islands law will be passed upon by Ogier, British Virgin Islands counsel to Puda, Morrison Foerster LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements and supplementary consolidated financial statements of Puda as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, incorporated into this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Puda for the year ended December 31, 2009, have been so incorporated in reliance on the reports of Moore Stephens, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s website at http://www.sec/gov.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus supplement and the accompanying prospectus, which have been filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus supplement and the accompanying prospectus we refer you to the registration statement and the exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents.   We incorporate by reference into this prospectus supplement the following documents, which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the SEC on April 29, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010;

•	our Current Reports on Form 8-K, filed with the SEC on May 12, May 13, May 17, May 25, July 1, August 5, August 16, October 25 and November 3; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on September 16, 2009.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between the date we filed the registration statement to which this prospectus supplement relates, and the completion of the offering of the securities.

The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC before the date of the accompanying prospectus, and information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of the prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Qiong (Laby) Wu, Chief Financial Officer, 426 Xuefu Street, Taiyuan, Shanxi Province, The People’s Republic of China 030006, telephone: 011 86 351 228 1302.

PROSPECTUS

$90,000,000

PUDA COAL, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

___________________________

This prospectus relates to common stock, preferred stock, debt securities, warrants for equity and securities and units which we may sell from time to time in one or more offerings.  We will provide specific terms of these sales in supplements to this prospectus.  You should read this prospectus and each supplement carefully before you invest.  The aggregate public offering price of the securities offered by this prospectus will not exceed $90,000,000 or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $90,000,000.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

See “Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold under this prospectus.

Our common stock is traded on the NYSE Amex under the trading symbol “PUDA.”  On October 12, 2010, the last reported sale price of our common stock on the NYSE Amex was $9.03 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in this prospectus or any accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2010

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
RECENT DEVELOPMENTS	4
FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	4
USE OF PROCEEDS	14
DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER	15
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF THE WARRANTS WE MAY OFFER	31
DESCRIPTION OF THE UNITS WE MAY OFFER	32
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	36
EXPERTS	36
WHERE YOU CAN FIND MORE INFORMATION	36
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	36

___________________________

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus.  Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.  You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may sell common stock, preferred stock, debt securities, warrants for equity and debt securities from time to time and units comprised of common stock, preferred stock, debt securities, warrants and other securities in any combination in one or more offerings, either separately or in units, at indeterminate prices, up to an aggregate maximum offering price for all such securities of $90,000,000 or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $90,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  We may also authorize one or more free writing prospectus to be provided to you that may contain material information relating to these offerings and securities.  This prospectus, together with applicable prospectus supplements, any information incorporated by reference and any related free writing prospectus, includes all material information relating to these offerings and securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

THE COMPANY

Puda Coal, Inc. (“Puda” or the “Company”) is a supplier of high-grade metallurgical coking coal to the industrial sector in the People’s Republic of China.  Its processed coking coal is primarily purchased by coke and steel producers for the purpose of making the coke required for the steel manufacturing process.  Its operations are conducted exclusively by an entity in China, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), which it controls through 90% indirect equity ownership.

Puda cleans raw coking coal sourced from third party coal mines primarily located in Liulin County, Shanxi Province, and markets the cleaned, high quality coking coal to coke and steel makers in its geographic market.  Its current primary geographic markets include Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, China.

The Company focuses on value-added coal washing processes and specializes in providing high quality, cleaned coking coal, which is the quality level required to produce steel.  The demand for the form of high quality coking coal which the Company produces is primarily driven by China’s industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure.  The Company currently purchases raw coal from a diversified pool of local coal mines in Shanxi Province.

The central area of Shanxi Province, where Puda’s three coal washing plants are located, is known for its high quality coking coal reserves.  The Company is strategically located in proximity to some of the highest quality coking coal reserves suitable for steel making.  Puda’s three coal washing plants are located in Liulin County, Zhongyang County and Lingshi County, all of which are within approximately 150 miles of the Company’s executive offices in Taiyuan City.  Puda’s accumulated coal washing capacity is about 3.5 million MT per year.  As a large-volume supplier, the Company expects to continue to enjoy certain advantages as it believes that its primary customers will continue to focus on suppliers that can deliver large volume, consistently high-quality coking coal.  The Company also expects to be well positioned to serve the demand for steel production in China - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities.  These customers are mostly located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by railroad which is the most cost effective method for coal transport.

Puda has three coal washing plants:  Shanxi Liulin Jucai Plant, located in Liulin County, about 2 miles away from Jucai Coal, has an annual cleaning capacity of 1.1 million MT; Shanxi Zhongyang Ruixu Plant, located in Zhongyang County, has an annual clean coal washing capacity of 1.2 million MT; Lingshi Dongqiang Plant, located in Lingshi County, has an annual coal washing capacity of 1.2 million MT.  In year 2009, the Company produced about 1.9 million MT cleaned coal, which is 54% of the 3.5 million MT annual production capacity.

To diversify its source of revenue and increase its gross margin, in 2009, the Company entered into coal mining business, which can be operated separately from, or synergistically with, its coal washing business.  The Company plans to take advantage of the policy initiatives of the Chinese government and has begun working on finding suitable coal mines to acquire.

On May 14, 2009, the Company entered into an agreement to purchase 18% ownership in Shanxi Jianhe Coal Industry Limited Company for an aggregate purchase price of RMB 100 million (approximately $14.6 million).  The closing occurred in December 2009 when the share transfer and governmental registration of the share transfer was completed.  According to the agreement, Shanxi Coal will be paid dividends semiannually based on its 18% ownership in Jianhe Coal and aggregate dividend to be declared will be no less than 80% of the net profits of Jianhe Coal.  In addition, Shanxi Coal has first priority in the right to purchase other shares of Jianhe Coal within the 24-month period following execution of the agreement.

In September 2009, the Shanxi provincial government appointed Shanxi Coal as the acquirer and consolidator for eight coal mines in Yucheng City, Pinglu County.  Shanxi Coal will acquire and consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.1 million to 3.6 million metric tons.  In March 2010, Shanxi Coal received another approval by the Shanxi Provincial government to acquire and consolidate four additional coking coal mines into one coal mine in HuoZhou County, increasing their total capacity from 720,000 metric tons to 900,000 metric tons.

In connection with the above coal mine acquisition and consolidation plan, on December 11, 2009, Shanxi Coal entered into a Mining Right and Mining Assets Transfer Agreement with Pinglu County Da Wa Coal Industry Co., Ltd., or Da Wa Coal, pursuant to which Shanxi Coal will purchase from Da Wa Coal all its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City, Shanxi Province of China.  As consideration, Shanxi Coal will pay Da Wa Coal an aggregate purchase price of RMB 190 million (approximately $27.8 million) in cash, of which RMB 46.6 million ($6.8 million) is for the tangible assets and RMB 143.4 million ($21.0 million) is for the mining rights and compensation to Da Wa Coal.  On December 11, 2009, Shanxi Coal also entered into a Mining Rights and Mining Assets Transfer Agreement with Pinglu County Guanyao Coal Industry Co., Ltd., or Guanyao Coal, pursuant to which, Shanxi Coal will purchase from Guanyao Coal all its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China.  As consideration, Shanxi Coal will pay Guanyao Coal an aggregate purchase price of RMB 94.80 million (approximately $13.9 million) in cash, of which RMB 37.6 million ($5.5 million) is for the tangible assets and RMB 57.2 million ($8.4 million) is for the mining rights and compensation of Guanyao Coal.  Pursuant to the payment term of the above two agreements, on December 14, 2009, Shanxi Coal paid 15% of the purchase price under each agreement as down payment, on June 25, 2010, Shanxi Coal paid another 65% of the purchase prices under each agreement with an aggregate amount of RMB185.12 million ($27.2 million) after the registration and ownership certificates of the mining rights and the land and property deeds were transferred to Shanxi Coal.  The remaining purchase price of $8.4 million will be paid upon the one-year anniversary of the completion of the transfers.

In March 2010, we received an approval by the Shanxi provincial government to acquire and consolidate four additional coking coal mines in Huozhou County, Shanxi Province, including Jianhe Coal.  Shanxi Coal has the government’s permission to acquire and consolidate the four coal mines into one, which could increase the total annual capacity of target coal mines from the current accumulated 720,000 metric tons to 900,000 metric tons per year.

As part of the Shanxi provincial government’s policies to consolidate and redevelop the coal mining industry, new guidelines were enacted by the government in February 2010 to require the registered capital of coal mine consolidators to be at least RMB200 million (US$29.3 million).  The new requirement was adopted to ensure that coal mine consolidators have sufficient financial strength to consolidate coal mines efficiently and timely.  The registered capital of Shanxi Coal at that time was RMB22.5 million (about US$3.3 million).  As Shanxi Coal had been previously approved as an acquirer and consolidator of certain coal mine projects, Shanxi Coal needed to increase its registered capital to RMB500 million (US$73.2 million), 90% of which would be funded by Shanxi Coal’s 90% shareholder, Shanxi Putai Resources Limited Co. (“Putai”) and 10% of which would be funded by Shanxi Coal’s 10% shareholders, Mr. Ming Zhao, and his brother, Mr. Yao Zhao.  In addition to RMB190 million cash on hand, Putai needed RMB240 million to satisfy the capital injection.  On May 7, 2010, Putai entered into a Loan Agreement with Mr. Ming Zhao, a significant shareholder and Chairman of the board of director of the Company.  Pursuant to the agreement, Mr. Zhao provided Putai with an unsecured loan in an aggregate principal amount of RMB240 million.  The loan has a maturity date of November 6, 2011 and bears an interest at a rate of 6% per annum, which is payable on a quarterly basis, subject to certain adjustments.  Putai used the proceeds from the loan to pay for its share of the required registered capital increase of its 90% subsidiary, Shanxi Coal.

On August 1, 2010, Shanxi Coal entered into an Investment Cooperation Agreement with Ming Zhao, Chairman of our Board and our principal stockholder, and Jianping Gao, an individual unrelated to the Company.  Pursuant to the agreement, the parties will purchase, consolidate and re-develop six coal mines in Pinglu County, Stanxi Province.  Shanxi Coal, Mr. Zhao and Mr. Gao will each contribute 40%, 30% and 30%, respectively, of the total investment needed for the project.  Shanxi Coal will be the project manager; in addition, each of Mr. Zhao and Mr. Gao have agreed to transfer 5.5% of his respective voting rights in the project companies, which will hold the coal mines after they are acquired, to Shanxi Coal to enable Shanxi Coal to exercise full operating and management control of the project companies.  The parties will share the profits and bear the risks and losses in connection with the project, based upon the percentages of their equity ownership and limited by the amount of investment contributed by each party.  The parties further agree that, once the coal mines to be acquired and consolidated under the project are operational, to the extent permitted by the Chinese law, at least 80% of the audited annual net profits of the project companies established after the coal mine acquisition will be distributed to the parties at a ratio that is proportionate to their respective investment.  Shanxi Coal is entitled to purchasing the equity interest of Mr. Zhao and/or Mr. Gao in the project companies at Shanxi Coal’s sole discretion at a price determined by an independent professional appraiser.  A committee of the Board of Directors of the Company comprised solely of independent directors negotiated terms of the agreement on behalf of the Company and approved the agreement.

We were incorporated on August 9, 2001 under the laws of Florida, and were subsequently reincorporated on July 30, 2009 under the laws of Delaware.  Our principal executive office is located at 426 Xuefu Street, Taiyuan City, Shanxi Province, China.  Our telephone number is +86 (351) 2281302 and our facsimile number is +86 (351) 7034404.  As used in this prospectus, the words “we,” “us,” “our”, “Puda” and the “Company” refer to Puda Coal, Inc., a Delaware corporation, and its subsidiaries.

RECENT DEVELOPMENTS

No material recent development has occurred since the filing of our last Annual Report on Form 10-K for the year ended December 31, 2009 that has not been described in a report on Form 10-Q or Form 8-K.

FORWARD-LOOKING STATEMENTS

The statements contained in this registration statement on Form S-3 that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), including without limitation statements about the expectations, beliefs, intentions or strategies regarding the future of Puda.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  These include, among others, statements regarding our future expectations, performance, plans and prospects as well as assumptions about future events.  All forward-looking statements included in this registration statement are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.  The forward-looking statements contained herein involve risks and uncertainties discussed under the heading “Risk Factors” beginning on page 3.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this registration statement.

RISK FACTORS

The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Puda and to the particular types of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

Risks Relating to Our Business

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.

Our company has an offshore holding structure commonly used by foreign investors with operations in China.  We are a corporation which owns BVI, and BVI owns Putai.  Our operations are conducted exclusively through Shanxi Coal, in which we own 90% of the equity interest.  The operations of Shanxi Coal are our sole source of revenues.  We have no operations independent of those of Putai and its subsidiaries.  As a result, we are dependent upon the performance of Putai and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions.  As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries.  In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Putai and its subsidiaries’ liabilities and obligations have been paid in full.

If we do not successfully execute our strategy of growth through coal mine acquisitions, our future performance, particularly our profit margins, could be adversely affected.

We have adopted a business strategy to enter into coal mining business, including acquisitions of coal mines.  If we are unable to obtain or manage these external growth opportunities successfully, we will not be able to grow our business in the way that we currently expect.  The availability of high quality coal mines is limited and we are not certain that we will be able to identify suitable candidates or complete transactions on terms that are acceptable to us.  In order to pursue such opportunities, we may require significant additional financing, which may not be available to us on favorable terms, if at all.  If we are unsuccessful in our external growth strategy, we may not be able to grow our business significantly and we may incur asset impairment charges as a result of acquisitions that are not successful.

Because we are entering into a new business line, coal mining, through acquisitions of various coal mine assets, we are subject to the risks faced by a new business and risks relating to coal mine operations.

Under our new business strategy as discussed above, we are entering into the coal mining business through acquisitions of various coal mine assets, which is a new business to us.  The operation of the coal mines will be subject to significant additional risks which are not necessarily related to our coal washing business.  In addition to the normal risks associated with our business, there are additional risks that relate to the new coal mining business.  These risks include, but are not limited to:

•
We lack experience in operating coal mines.  Although individuals on our board and our management team have extensive experience in operating coal mines and we plan to hire additional outside management company and personnel to operate the coal mines, as a company, we have never operated coal mines, and we cannot assure you that we will be successful in operating coal mines.

•
We require significant additional funds to enable us to develop and expand the coal mine business.  The construction of coal mines and related facilities is very capital intensive, and we will require significant additional funds for this purpose.  We cannot assure you that we will be able to obtain any financing which we may require, or obtain financing on terms that are favorable or acceptable to us.

•
Our coal mining business faces many uncertainties, which may change by the time the construction of our coal mines and related facilities is completed.  The uncertainties our coal mine operations face include a change in the coal price and price policy and limitation that is imposed or may be imposed by the Chinese government from time to time, which may have an adverse impact on our revenues and reduce our margins.  We may also face delays in the construction of our coal mines and related facilities, which depend on third parties to complete, as a result of breach of contract by the construction contractors, protests or other obstructive or delaying activities by displaced persons and others who may oppose such constructions.

•
The coal mining business is highly regulated.  The exploration, transportation and distribution of coal is subject to PRC regulations, including the price at which we sell coal.  The price control limits our potential profit from the sale of coal.  Other regulations may result in increased costs in order to comply with these regulations.

•
Because of the nature of coal mine business, we could be exposed to liability from mining accidents or other safety issues.  Any explosions or other safety accidents from our coal mines, once they become operational, could cause severe property damage, personal injury as well as loss of life, which may not be covered by insurance.  Any such loss could result in a material adverse impact on our business and operating results or even cause termination of coal mine operations and could subject us to regulatory actions.

•
We entered into an Investment Cooperation Agreement to acquire and co-develop certain coal mines, the success of which cooperation relationship is uncertain.  Because of the large capital investment required to acquire and co-develop coal mines, we entered into an Investment Cooperation Agreement with Mr. Ming Zhao on August 1, 2010, our principal stockholder and Chairman of our Board, and Mr. Jianping Gao.  Under the agreement, Shanxi Coal, Mr. Zhao and Mr. Gao each will contribute 40%, 30% and 30% of the total investment needed for the six coal mines under the Pinglu project, and will share economic benefits and bear losses that are proportionate to their respective equity contribution.  This is the first time we have entered into such an investment cooperation agreement.  If the cooperation is not successful, our coal mining business will be materially impacted.  Moreover, if we, as the project manager, act in a way that is considered grossly negligent or in material violation of the agreement, we could be subject to liabilities.  Finally, under the agreement, to the extent permitted by the Chinese law, at least 80% of the audited annual net profits of the project companies established after the coal mine acquisition will be distributed to the parties at a ratio that is proportionate to their respective investment.  Therefore, the project companies may not have sufficient cash generated from operations for reinvestment or capacity expansion in the future and may need outside financing for its future growth.

In light of these risks and uncertainties, we may not be able to set up the newly acquired coal mines for operation on time, integrate them successfully or take full advantage of them.  There can be no assurance that we will recover our investment in this new business, that we will realize a profit from this new business or that diverting our management’s attention to this new business will not have a material adverse effect on our existing coal mining businesses, any of which results may have a material adverse effect on our results of operations, financial condition and prospects.

Our future operating results have been and may continue to be affected by fluctuations in raw material prices.  We may not be able to pass on cost increases to customers.

Our operating profits have been and may continue to be negatively affected by fluctuations in the price of raw coking coal.  We are subject to short-term coal price volatility and have purchased and may continue to have to purchase raw coking coal at higher prices.  In the past, we were unable to pass the cost increase of raw coal on to customers and may not be able to do so in the future either.  This has adversely affected and may continue to adversely affect our gross margins and profitability.  Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the cleaned coking coal upward or downward at specified times.  For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our mining suppliers, general inflation or deflation, or changes in the cost of producing raw or cleaned coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal.  However, if we fail to agree on a price with our customer under these provisions, many agreements permit customers to terminate the contract or refuse to buy all of the quantities contracted for.  Market prices for raw coking coal fluctuate in most regions in China.  From the beginning of 2008 the price of raw coking coal rose significantly and the price arrived to historically highest level in October 2008, and then decreased afterwards.  In 2009, the raw coal prices remained at a relatively higher level due to shortage in supply because many coal mines were temporarily shut down by the Shanxi provincial government during the processing of coal mine consolidation.  We were not able to fully pass these cost increases on to our customers and may not be able to do so with any future increases in the cost of raw materials.  Top quality raw coking coal is critical to our maintaining operating efficiencies and delivering cleaned coal to our customers which meets their specifications.  Since top quality raw coking coal is more limited in supply, its price tends to be more volatile.  A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete.  This may in turn lead to a fall in demand for our products.

The demand for our product is cyclical and is affected by industrial economic conditions.  Downturns in the economy may reduce demand for our product and our revenues could decline.

Because we do not export our product out of China, our business and operating results related to our cleaned coking coal business are primarily dependent upon China’s domestic demand for cleaned coking coal, and our business and operating results related to our newly acquired coal mine business will be primarily dependent upon China’s domestic demand for raw coal to be produced from our coal mines once those mines are up for operation.  However, because the domestic demand for coal in China is impacted by the international demand for coal, we are also susceptible to fluctuations in the international markets.  The domestic and international coal markets are cyclical and exhibit fluctuation in supply and demand from year to year and are subject to numerous factors beyond our control, including, but not limited to, the economic conditions in China, the global economic conditions and fluctuations in industries with high demand for coal, such as the steel and power industries.  A significant decline in demand or excess supply for coal may have a material adverse effect on our business and results of operations.

In addition, nearly all of our sales are concentrated in the central and northern area of China.  Accordingly, we are susceptible to fluctuations in business caused by adverse economic conditions in those regions.  Difficult economic conditions in other geographic areas into which we may expand may also adversely affect our business, operations and finances.

If any of Shanxi Coal’s coal sales agreements relating to our coal clean and coal washing business terminates or expires, our revenues and operating profits could suffer.

A substantial portion of our cleaned coking coal sales are made under cleaned coking coal sales agreements, which are important to the stability and profitability of our coal washing operations.  It is common business practice in China that cleaned coking coal purchase and sale agreements are signed for one year terms, with annual renewals.  This practice makes it difficult for us to forecast long-term purchase and sale quantities and can negatively affect our ability to manage inventory.  These agreements may expire or be terminated.  Cleaned coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party.  Moreover, even if sales agreements are in force, buyers are generally not obligated to take the quantities specified in the contracts.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets.  While our cleaned coking coal customers typically arrange and pay for transportation of cleaned coking coal from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations.  For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region.  If transportation for our cleaned coking coal becomes unavailable or uneconomic for our customers, our ability to sell cleaned coking coal could suffer.  Transportation costs can represent a significant portion of the total cost of cleaned coal.  Since our customers typically pay that cost, it is a critical factor in a distant customer’s purchasing decision.  If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company.  Moreover, certain cleaned coking coal sales agreements permit the customer to terminate the contract if the cost of transportation increases by specified amounts in any given 12-month period.

We may not be able to meet quality specifications required by our customers and as a result could incur economic penalties or cancelled agreements which would reduce our sales and profitability.

Most of our cleaned coking coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, grindability and ash fusion temperature.  If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our cleaned coking coal business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The coal crushing, washing and processing business is highly competitive in China and we face substantial competition in connection with the marketing and sale of our products.  Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace.  The greater financial resources of our competitors will permit them to implement extensive marketing and promotional programs.  We could fail to expand our market share, and could fail to maintain our current share.

Increased competition could also result in overcapacity in the Chinese coal industry in general.  The coal industry in China has experienced overcapacity in the past.  During the mid-1970s and early 1980s, a growing coal market and increased demand for coal in China attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower processed coal prices.  Similarly, an increase in future processed coal prices could encourage the development of expanded capacity by new or existing coal processors.  Any overcapacity could reduce processed coal prices in the future and our profitability would be impaired.

We depend on key persons and the loss of any key person could adversely affect our operations.

We and our operating company, Shanxi Coal are highly dependent on the marketing ability and credit of Ming Zhao, our Chairman, and the loss of his service and support would have a material and adverse impact on our operations.  We are also dependent upon our relationship with Ming Zhao and his brother, Yao Zhao’s other controlled businesses.  None of our companies have applied for key-man life insurance on the lives of our executives.  If we were to lose the services of Ming Zhao, our ability to operate successfully would be impaired.

Significant assets are subject to a lien held by a company controlled by the Zhaos and their family.  If we default on the payment of the obligations secured by the lien we could lose title to assets which are necessary for the operation of our business.

We financed the acquisition of the Shanxi Liulin Jucai Plant and the Zhongyang Plant through Resources Group, an entity owned 80% by Ming Zhao, 10% by Yao Zhao, 5% by Xue Ning, Ming Zhao’s wife, and 5% by Xue Yue, a second-generation cousin of Xue Ning, for an aggregate cost of $13 million paid through a 6% secured Facilities Loan amortized over 10 years.  The note is secured by the assets purchased.  If we default on the loan, the security could be enforced and title to the assets could be lost, having a significant negative impact on our ability to produce our products.

Since the Zhaos are equity owners of Resources Group they may have a conflict of interest with the Company.  If the lien is enforced after a default, the secured assets would be transferred to an entity which is owned by them.  Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us.  As the equity owners of 10% of the registered capital of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us.  In addition, the loan used to finance our facility expansions are held by Resources Group, a company which is owned by the Zhaos and their family.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us, they can largely control the actions which we take.  Ming Zhao is our Chairman of the board of directors.  In addition, the Zhao brothers also control the mine, Jucai, of which is one of our suppliers.  By limiting or eliminating our supply, they could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.  See also the risk below, “Our principal stockholders have significant control over the company and may have conflicts of interest with the company.”

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our processes.

We have no patents covering our cleaning processes and we rely on the confidentiality of our cleaning processes in producing a competitive product.  The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

The current credit and financial market conditions have a negative impact on global business environment and may exacerbate certain risks affecting our business.

The financial markets have been experiencing instability following the recession in late 2008 and 2009 around the world.  Many of our customers and suppliers may encounter much uncertainty and risks due to the weakened business environment and credit availability.  As a result, these customers and suppliers may be unable to satisfy their contract obligations, may delay payment, or may not repay our credit advance to them, which could negatively affect our business and financial performance.

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.  Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war.  Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations.  As a result, there could be delays or losses in transportation and deliveries of our products to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers.  Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets.  In addition, disruption or significant increases in energy prices could result in government-imposed price controls.  Any, or a combination, of these occurrences could have a material adverse effect on Shanxi Coal’s business, financial condition and results of operations.

Risks Relating to Doing Business in China

Our Chinese operations pose certain risks because of the evolving state of the Chinese economy, political, and legislative and regulatory systems.  Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

Substantially all of our business operations are conducted in China.  Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China.  China’s economy differs from the economies of most developed countries in many respects, including its levels of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.  Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions.  Since the late 1970s, the Chinese government has been reforming its economic system.  These policies and measures may from time to time be modified or revised.  While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.  Also, since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth including certain levels of price controls on raw coking coal.  Such controls could cause our margins to be decreased.  In addition, such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.  Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material and adverse effect on the overall economic growth of China, and could adversely affect our business operations.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China.  The interpretation and application of existing Chinese laws, regulations and policies, and the stated positions of the Chinese authorities may change and possible new laws, regulations or policies will impact our business and operations.  For example, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China in the future.  Because of the evolving nature of the law, it will be difficult for us to manage and plan for changes that may arise.  Our business is and will continue to be subject central, provincial, local and municipal regulation and licensing in China.  Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process.  Compliance with foreign country laws and regulations affecting foreign investment, business operations, currency exchange, repatriation of profits, and taxation, will increase the risk of investing in our stock.

We may have to incur unanticipated costs because of the unpredictability of the Chinese legal system.

The Chinese legal system has many uncertainties.  The Chinese legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited precedential value.  Since 1979, Chinese legislation and regulations have enhanced the protections afforded to various forms of foreign investments in China.  However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until some time after the violation.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China’s Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, storage, and distribution of our product.  Our processing facilities are subject to periodic inspection by national, province, county and local authorities.  We may not be able to comply with current laws and regulations, or any future laws and regulations.  To the extent that new regulations are adopted, we will be required to adjust our activities in order to comply with such regulations.  We may be required to incur substantial costs in order to comply.  Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances.  Changes in applicable laws and regulations may also have a negative impact on our sales.  Certain of our contracts with customers permit the customers to terminate the contract in the event of changes in regulations affecting the industry that increase the price of coal beyond specified limits.

The government regulation of our operations imposes additional costs on us, and future regulations could increase those costs or limit our ability to explore and produce raw coal and to crush, clean and process coking coal.  China’s central, provincial and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability.  We are required to prepare and present to China’s central, provincial and local authorities data pertaining to the effect or impact that any proposed processing of coal may have upon the environment.  The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement, expansion or continuation of our coal processing operations.  The possibility exists that new legislation and/or regulations and orders may be adopted that may materially and adversely affect our operations, our cost structure and/or our customers’ ability to use coal.  New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs.  Certain sales agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.  These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

It will be difficult for any shareholder of our company to commence a legal action against our executives.  Other than the stock of our subsidiaries, we have no assets in the United States.

We conduct substantially all of our operations through our control of Shanxi Coal.  Shanxi Coal and substantially all of Shanxi Coal’s assets are located in Shanxi Province, China.  Other than our stock in our direct subsidiary, Puda Investments Holding Limited, an International Business Company incorporated in the British Virgin Islands, we have no assets in the United States.  In addition, all of our executive officers and some of our directors reside within China.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers and some of our directors, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgments of courts.

Restrictions on Chinese currency may limit our ability to obtain operating capital and could restrict our ability to move funds out of China and to pay dividends.

The Chinese currency, “Renminbi”, or “RMB”, is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support Shanxi Coal’s business operations in the future and could impair the ability of Shanxi Coal to pay dividends or other distributions to Puda.  We rely on the Chinese government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs.  Shanxi Coal receives all of its revenues in Renminbi, which is not freely convertible into other foreign currencies.  Under our current structure, our income is derived from payments from Shanxi Coal through Putai and BVI.  In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports.  Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met.  Current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.  This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

In order to pay dividends, a conversion of Renminbi into U.S. dollar is required.  Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent.  Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of Shanxi Coal to meet its cash needs, and to pay dividends to Puda.  However, Putai is presently classified as a wholly-owned foreign enterprise, or WFOE, in China that has verifiable foreign investment in China, funding having been made through an official Chinese banking channel.  Because Putai qualifies for treatment as a WFOE, it can convert Renminbi, declare dividends and its funds can be repatriated to Puda in the United States under current laws and regulations in China, subject to limitations and restrictions imposed by Chinese laws, such as the SAFE notices issued by the State Administration of Foreign Exchange.  However, the Chinese laws governing foreign currency exchange are evolving, and changes in such laws or their interpretation or application may adversely affect the ability to convert Renminbi, declare dividends and repatriate funds to the United States.  Because our cash flow is dependent on dividend distributions from our subsidiaries in China, we may be restricted from distributing dividends to stockholders if we do not receive distributions of dividends from our subsidiaries.

We are subject to currency fluctuations from our Chinese operations and fluctuations in the exchange rate may negatively affect our expenses and results of operations, as well as the value of our assets and liabilities.

Effective July 21, 2005, The People’s Bank of China announced that the Renminbi exchange rate regime is reformed by moving from a fixed rate of exchange based upon the U.S. dollar to a managed floating exchange rate regime based upon market supply and demand of a basket of currencies.  As of July 26, 2005, the exchange rate against the Renminbi was adjusted to 8.11 Renminbi per U.S. dollar from 8.28 Renminbi per U.S. dollar, which represents an adjustment of approximately two percent.  As of December 31, 2009, the last trading day in 2009, Renminbi appreciated to approximately 6.8259 Renminbi per U.S. dollar.  It is expected that the revaluation of the Renminbi and the exchange rate of the Renminbi may continue to change in the future.  Fluctuations in the exchange rate between the Chinese RMB and the United States dollar could adversely affect our operating results.  Results of Shanxi Coal’s operations are translated at average exchange rates into United States dollar for purposes of reporting results.  As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities.  Fluctuations may adversely affect the comparability of period-to-period results.  We do not use hedging techniques to eliminate the effects of currency fluctuations.  Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because our sole operating company, Shanxi Coal, is based in China, shareholders may have greater difficulty in obtaining information about Shanxi Coal on a timely basis than would shareholders of an entirely U.S.-based company.  Shanxi Coal’s operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about Shanxi Coal from sources other than Shanxi Coal itself.  Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders.  Shareholders will be dependent upon Shanxi Coal’s management for reports of Shanxi Coal’s progress, development, activities and expenditure of proceeds.

Climate change poses both regulatory and physical risks that could adversely impact our business, financial position, results of operations and liquidity.

Climate change could have a potential economic impact on us and climate change mitigation programs and regulations could increase our costs.  Energy costs could be higher as a result of climate change regulations.  Our costs could increase if utility companies pass on their costs, such as those associated with carbon taxes, emission cap and trade programs, or renewable portfolio standards.  In addition, climate change may increase the frequency or intensity of natural disasters.  As such, we cannot assure you that climate change will not adversely impact our business, financial position, results of operations and liquidity.

Risks Associated with this Offering and Our Common Stock

Our stock was historically very thinly traded and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the company’s value.

Our common stock was historically very thinly traded, and the price if traded may not reflect the value of our company.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business.  Even if a more active market should develop, the price may be highly volatile.  Furthermore, if the price for our stock becomes lower, many brokerage firms may not be willing to effect transactions in the securities.  Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price.  In additional, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

Our stock price has been extremely volatile and may continue to fluctuate significantly, which may make it more difficult for you to resell shares when you want at prices you find attractive.

The trading price of our common stock has been and may continue to be subject to significant daily fluctuations.  During the three months ended June 30, 2010, the closing sale prices of our ordinary shares on the NYSE Amex ranged from $7.33 to $11.3 per share.  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of material customer agreements or acquisition, the operating and stock price performance of other companies that investors may deem comparable, new government restrictions or regulations and news reports relating to trends in our markets.  In addition, the stock market in general, and the market prices for China-related companies recently have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial number of Puda’s outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws.  Rule 144 provides in essence that non-affiliates may sell restricted securities without volume limitations or other requirements after having held the securities for six months.  If a substantial number of shares of our stock are sold under the Rule 144 or other exemption, it could cause the price our stock to go down.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

As of the date of this prospectus, Ming Zhao and Yao Zhao own in total approximately 47% of the Company’s outstanding shares, and upon the exercise of all of the outstanding warrants, they will own in total approximately 45% of our outstanding stock and, acting together, will be able to exert a significant degree of influence over our management and affairs and all actions requiring stockholder approval, such as the election of directors and approval of significant corporate transactions.  In addition, Delaware corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares.  In the event that the requisite approval of stockholders is obtained by consent action, without any meeting of stockholders, dissenting or non-participating stockholders generally would be bound by such vote.  Through their concentration of voting power, the Zhao brothers could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders.  Accordingly, this concentration of ownership may harm the market price of our common stock.  In addition, the interest of the Zhao brothers may not always coincide with the interest of the Company’s other stockholders.  In deciding how to vote on such matters, the Zhao brothers may be influenced by interests that conflict with yours.  You should not buy our common stock unless you are willing to entrust all aspects of operational control to Puda’s current management team.

Our principal stockholders have significant control over the company and may have conflicts of interest with the company.

Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us.  First, the loan used to finance our recent facility expansions is held by Resources Group, a company which is owned by the Zhaos.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  In addition, Putai owes Mr. Ming Zhao an principal amount of RMB240 million (US$35.2 million) plus quarterly interest pursuant to a loan agreement dated on May 7, 2010, which loan proceeds were used to increase Putai’s registered capital to the level required by the Shanxi government to be a coal mine consolidator.  It could be in Mr. Ming Zhao’s economic interest to cause us to default on the loan as Mr. Zhao would be entitled to an additional 5% penalty interest on top of the 6% regular interest under the loan.  With the combined ownership of us by Mr. Ming Zhao and his brother Mr. Yao Zhao, and the position of Mr. Ming Zhao as our Chairman of the board, he can to a large extent control the actions which we take.  Second, the Zhao brothers control the mine which is one of our raw coal suppliers.  We currently secure raw coal from local Liulin County coal mines, including Jucai Coal, a coal mine that is 75% owned by Yao Zhao, Mr. Ming Zhao’s brother and a manager of the coal washing plants of Shanxi Coal.  By limiting or eliminating our supply, the Zhao brothers, who control our coal mine supplies, could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.  In addition, the Zhao brothers may declare dividends out of Shanxi Coal, in which they own 10% of the direct equity interest even though it would be in the interests of Puda for Shanxi Coal, to reinvest its profits into the business.

The conversion of outstanding derivative securities could cause your ownership in the company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue Puda’s securities to various parties may dilute the value of your investment.  In November 2005, we issued warrants with 5 years term to certain investors.  For as long as the warrants are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership.  This may have an adverse effect on the terms upon which we can obtain additional capital.  It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options.  There are no preemptive rights in connection with Puda’s common stock.

We do not intend to pay dividends in the foreseeable future.

In 2005, Shanxi Coal, our 90% subsidiary, declared dividends of $1,715,470, payable to Ming Zhao (80%) and Yao Zhao (20%), of which $543,470 was paid in 2005 and $1,172,000 was paid in October 17, 2008.  In September 2008, Shanxi Coal declared RMB 8 million ($1,170,754) dividend to its shareholders, which has not been paid as of the date of this prospectus.  No dividend was declared in 2006, 2007, 2008 or 2009.  We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our board of directors presently intends to follow a policy of retaining earnings, if any.

The Company has the right to issue additional common stock and preferred stock without the consent of shareholders.  This would have the effect of diluting your ownership in the company and could decrease the value of your stock.

There are additional authorized but unissued shares of our common stock that may be later issued by our board of directors for any purpose without the consent or vote of the stockholders that would dilute a stockholder’s percentage ownership of the company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors.  While no preferred stock is currently outstanding or subject to be issued, the certificate of incorporation has authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors.  Such preferred stock may be issued upon filing of amended certificate of incorporation and the payment of required fees; no further shareholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We may be subject to regulatory scrutiny and sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to our internal controls over financial reporting and/or we have material internal control weaknesses which may result in material financial reporting errors.

Section 404 of the Sarbanes Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting beginning with our Annual Report filed for a fiscal year ending on or after December 15, 2007 and have our independent registered public accounting firm attest to such evaluation for fiscal years ending on or after June 15, 2010.  Compliance with these requirements can be expensive and time consuming.  While we believe that we met and will continue to be able to meet the applicable deadlines, no assurance can be given that we will meet the required deadlines in future years.  If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation when we are required to have such attestation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes.  General corporate purposes may include operating expenses, acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement.  We may invest the net proceeds temporarily until we use them for their stated purposes.

DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete.  For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the Securities and Exchange Commission for each series of preferred stock we may designate, if any.  We also refer you to the description of our common stock and preferred stock set forth in our Registration Statement on Form 8-A filed with the SEC on September 16, 2009.

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus.  If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Common Stock

Under our certificate of incorporation we may issue up to 150,000,000 shares of common stock, par value $0.001 per share.  As of September 30, 2010, we had 20,341,880 shares of common stock issued and outstanding.  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose.  In the event of liquidation, dissolution or winding up of Puda, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the NYSE Amex under the symbol “PUDA.”  The transfer agent and registrar for our common stock is Fidelity Transfer Company.

Preferred Stock

Under our certificate of incorporation we may issue up to 5,000,000 shares of preferred stock, par value $0.01 per share.  No shares of preferred stock or options to purchase preferred stock are currently outstanding.  Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series.  The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.  The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series.  Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Puda without further action by the stockholders.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock.  In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval.  These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.  In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of Puda and the removal of incumbent officers and directors more difficult.  These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Puda to negotiate with us first.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Puda outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware general corporation law.  In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock.  These provisions may have the effect of delaying, deferring or preventing a change in control of Puda without further action by the stockholders.

Our certificate of incorporation sets forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities we may issue.  When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series.  The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.  You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We may offer senior or subordinated debt securities.  Each series of debt securities may have different terms.  The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee named in the senior indenture, as amended or supplemented from time to time.  We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee named in the subordinated indenture, as amended or supplemented from time to time.  We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.  We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement.  The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus.  Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement.  Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.  Except as otherwise indicated, the terms of the indentures are identical.  As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.  Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of the Debt Securities--Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture.  Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee.  If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee.  Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•
the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•
the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

•
if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•
any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•
any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•
the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•
whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•
whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•
whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•
any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•
whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•
whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•
whether and under what circumstances the debt securities being offered are convertible into common stock or preferred stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

•
the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•
if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•
the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•
any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•	applicable CUSIP numbers; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities.  We refer to any such debt securities throughout this prospectus as “original issue discount securities.”  The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities.  Payments of principal of and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities.  In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither the Delaware General Corporation Law nor our governing instruments define the term “substantially all” as it relates to the sale of assets.  Additionally, Delaware cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case.  Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee.  We will provide you with the address of the trustee in the applicable prospectus supplement.  We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable.  After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•
exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent.  Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series.  We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•
issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•
register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•
issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

•
either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

•
after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence.  Except as permitted under “--Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises.  However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims.  The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries.  However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information.  The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (2) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (1) and (2) above, and (4) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants.  The applicable prospectus supplement will set forth any additional covenants of us relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series for five business days at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series for five business days;

•
default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•
a default under any bond, debenture, note, mortgage, indenture or instrument having an aggregate principal amount of $10,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to us specifying such default;

•	our bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary of us; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable.  If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable.  However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•
we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium, or make-whole amount, or interest;

•
in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived.  However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities.  The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee.  However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity.  The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee.  However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture.  If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture.  However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

•
reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•
reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•
modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•
to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•
to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•
to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•
to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•
the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•
the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•
the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series.  A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture.  Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series.  The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series.  However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt.  However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected.  No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default.  After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt.  The subordinated indenture will not restrict the amount of senior debt or other indebtedness of us and its subsidiaries.  As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed.  The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•
either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•
to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.  Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.  In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•
direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•
obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt.  However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•
a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.  However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement.  The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series.  Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository.  We may issue global securities in either registered or bearer form and in either temporary or permanent form.  We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series.  We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository.  Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly.  Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository.  Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities.  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.  Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture.  Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture.  We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture.  Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments.  Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest.  We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee.  We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.  Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee.  If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot.  Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes.  The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities.  In addition, we may at any time and in their sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities.  Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement.  Any such bearer global securities may be issued in temporary or permanent form.  The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, units or any combination of the foregoing.  Warrants may be issued independently or together with any securities and may be attached to or separate from the securities.  The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF THE UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements.  This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series.  The specific terms of any series of units will be described in the applicable prospectus supplement.  If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of shares of common stock, shares of preferred stock, debt securities, warrants and other securities in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Preferred Stock,” “Description of Common Stock”, “Description of Debt Securities” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish.  This section summarizes terms of the units that apply generally to all series.  Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent.  We may add, replace or terminate unit agents from time to time.  We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect.  We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect.  In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•
impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•
reduce the percentage of outstanding units or any series or class or principal amount of securities the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•
If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act.  Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units although if debt securities are issued as part of a unit such debt securities will be issued under an indenture.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions.  If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements.  We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets.  The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only.  Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security.  Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants.  We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement.  Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•
Holders may exchange or transfer their units at the office of the unit agent.  Holders may also replace lost, stolen, destroyed or mutilated units at that office.  We may appoint another entity to perform these functions or perform them ourselves.

•
Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange.  The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.  The transfer agent may also require an indemnity before replacing any units.

•
If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing.  We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled.  We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.  The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Puda, any underwriting discounts and other items constituting underwriters’ compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement.  If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement.  If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

In the event any underwriter, broker-dealer or agent that is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, participates in a public offering of the securities that are the subject of this prospectus, the maximum commission or discount to be received by any such FINRA member or independent broker-dealer will not be greater than 8% of the gross offering proceeds from securities offered with this prospectus.

If dealers are used in an offering, we will sell the securities to the dealers as principals.  The dealers then may resell the securities to the public at varying prices which they determine at the time of resale.  The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate.  If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement.  Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein.  In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements.  The terms of any indemnification provisions will be set forth in a prospectus supplement.  Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date.  We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors.  The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery.  The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on NYSE Amex.  Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on NYSE Amex, subject to official notice of issuance.  Any underwriters to whom securities are sold by Puda for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on NYSE Amex.

LEGAL MATTERS

The validity of the securities to be issued pursuant to this prospectus will be passed upon by Goodwin Procter LLP, New York, New York, counsel to Puda.

EXPERTS

The consolidated financial statements and supplementary consolidated financial statements of Puda as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, incorporated in this document by reference to the Annual Report on Form 10-K of Puda for the year ended December 31, 2009, have been so incorporated in reliance on the reports of Moore Stephens, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission.  Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC.  We file the annual, quarterly and special reports, proxy statements and other information with the SEC.  You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549.  You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.  We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec/gov.  We maintain a website at www.pudacoalinc.com.  Our website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 for so long as this Registration Statement remains effective.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010

3.	Our current Reports on Form 8-K, filed with the SEC on May 12, May 13, May 17, May 25, July 1, August 5 and August 16, 2010.

4.	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on September 16, 2009.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents.  You should direct any requests for documents to Qiong (Laby) Wu, Chief Financial Officer, 426 Xuefu Street, Taiyuan, Shanxi Province, The People’s Republic of China 030006, telephone: 011 86 351 228 1302.

$

Puda Coal, Inc.

Common Stock

Joint Book-Running Managers

Macquarie Capital

Brean Murray, Carret & Co.

December           , 2010